Lawson Products Reports Results for the Third Quarter of 2011

DES PLAINES, Ill. – (BUSINESS WIRE) – November 7, 2011 – Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the “Company”), a distributor of products and services to the MRO marketplace, announced third quarter results today.

•	Net sales of $75.4 million for the quarter

•	Operating loss of $3.1 million for the quarter

•	Enterprise Resource Planning (“ERP”) system conversion during the third quarter

•	As of September 30, 2011 cash-on-hand was $19.3 million with no debt outstanding

•	$55.0 million credit facility extended for five years with more favorable terms

“During the third quarter, we achieved a major milestone in the transformation of our business. In August 2011, we successfully went live with a major phase of our ERP system that will provide Lawson with the right platform to realize its goal of generating sustainable, profitable long-term growth,” commented Thomas Neri, president and chief executive officer. “While our third quarter financial performance was temporarily impacted by the conversion to the new ERP system, we are already seeing signs that it will provide us with the important tools to manage the business and enhance our customers’ experience,” concluded Mr. Neri.

Third Quarter 2011 Results

Net sales for the third quarter of 2011 decreased 7.6% to $75.4 million compared to $81.6 million in the prior year quarter. The third quarter was negatively impacted by two fewer selling days during the conversion to the new ERP system. Additionally, the conversion temporarily impacted the Company’s ability to timely replenish its distribution centers resulting in lower fill rates and, in some cases, untimely shipments to its customers. Average daily sales decreased from $1.243 million in July to $1.095 million in August as a result of the Company’s ERP conversion. September average daily sales of $1.206 million reflect the Company’s gradual recovery from its conversion disruption. For the quarter, national accounts were up 6.7%, or $0.4 million, while government accounts decreased by $3.2 million year-over-year primarily due to a reduction in the Company’s military orders. Average daily sales were $1.178 million in the period compared to $1.274 million in the third quarter of last year.

Gross profit was $42.5 million in the third quarter of 2011, compared to $49.9 million in the prior year period. As a percent of net sales, gross profit was 56.5% in the reporting period compared to 61.2% in the third quarter of 2010. The decline was driven by three factors: increased vendor costs while holding customer pricing constant to facilitate the Company’s ERP conversion, increased net outbound shipping costs as the Company shipped more single line orders to support its customers and the strategic decision to pursue larger customers with lower margins. The shift toward larger accounts has resulted in higher retention and will create operating leverage over time. Subsequent to the quarter-end, the Company accelerated its tiered pricing program and also implemented product category-specific price increases in line with the current marketplace.

Selling, general and administrative expenses (SG&A) grew by 4.0% to $45.3 million year-over-year. The increase was primarily driven by $2.3 million of expenses related to the ERP implementation and investments in our comprehensive website re-development, as well as higher health insurance claims and temporary labor costs. These increases were partially offset by decreased incentive and stock based compensation expenses. Excluding ERP implementation costs, SG&A expenses increased by $1.0 million or 2.3%.

The loss from continuing operations was $2.2 million, or $0.25 per diluted share, in the third quarter of 2011 compared to income from continuing operations of $5.8 million, or $0.68 per diluted share, in the prior year quarter. Excluding the net impact of the non-recurring $3.5 million favorable legal settlement in 2010, diluted earnings per share from continuing operations was $0.39 in 2010.

Net loss for the third quarter of 2011 was $2.2 million, or $0.25 per diluted share, compared to net income of $3.4 million, or $0.40 per diluted share, in the prior year.

The Company ended the third quarter with $19.3 million of cash and cash equivalents and no outstanding borrowings. Additionally, the Company extended its credit facility for five years under more favorable pricing and covenant terms.

Year-to-Date Results

For the nine months ended September 30, 2011, net sales increased by 2.3% to $242.1 million year-over-year. Year-to-date, national and government sales represent 17.1% of sales as compared to 15.7% a year ago. Gross profit declined as a percent of sales to 58.2% from 61.3% for the first nine months, primarily due to a continued shift toward larger customers at lower margins to deliver higher customer retention and increased margin dollars over time, increased vendor costs while holding customer pricing constant to facilitate the ERP conversion and increased net outbound shipping costs.

SG&A expenses increased by 3.7% year-over-year in the first nine months of 2011 and, as a percentage of net sales, grew to 56.6% compared to 55.8% in the comparable 2010 period. SG&A expenses included $6.6 million of ERP implementation expenses in 2011 compared to $2.3 million in 2010. Excluding ERP implementation costs and direct selling expenses, general and administrative expenses increased $0.4 million or 0.6%.

Excluding 2010 non-recurring items, operating income decreased by $7.7 million over the previous year period, primarily due to lower margins and the ERP implementation costs mentioned above. In the first nine months of 2010, the Company reported two non-recurring items which positively impacted results: a favorable legal settlement of $4.1 million and a $1.7 million gain on the sale of the Company’s Dallas, Texas distribution center. Excluding the net impact of these non-recurring items in 2010, diluted earnings per share from continuing operations was $0.11 in 2011 compared to $0.70 in the first nine months of 2010.

Net income for the first nine months of 2011 was $0.9 million, or $0.11 per diluted share, compared to $7.4 million, or $0.87 per diluted share in the prior year.

Conference Call

Lawson Products, Inc. will conduct a conference call with investors to discuss third quarter 2011 results at 9:00 a.m. EST today, November 7, 2011. A streaming audio of the call and an archived replay will be available on the Lawson Products investor relations section of Lawson’s website. The conference call is also available by direct dial at 877-317-6789 in the U.S. or 412-317-6789 outside of the U.S. A replay of the conference call will be available approximately one hour after completion of the call through November 21, 2011. Callers can access the replay by dialing 877-344-7529 in the U.S. or 412-317-0088 outside the U.S. The PIN access number for the replay is 10005137#.

About Lawson Products, Inc.
Founded in 1952, Lawson Products, Inc. (NASDAQ: LAWS), is an industrial distributor of more than 300,000 different maintenance and repair supplies. Lawson Products serves its customers through a dedicated team of 1,000 experienced field sales agents and approximately 900 employees. The Company services the industrial, institutional, commercial and government markets in all 50 U.S. states, Canada and Puerto Rico.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues,” “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2010 Form 10-K filed on February 17, 2011 and updated in Item 1A of the June 30, 2011 Form 10-Q filed on July 28, 2011. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

LAWSON PRODUCTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net sales	$75,366	$81,553	$242,099	$236,768
Cost of goods sold	32,820	31,605	101,315	91,706

Gross profit	42,546	49,948	140,784	145,062

Operating expenses:
Selling, general and administrative expenses	45,335	43,605	137,026	132,097
Severance expense	282	1,334	1,492	2,984
Legal settlement	—	(3,500)	—	(4,050)
Gain on sale of assets	—	—	—	(1,701)

Operating income (loss)	(3,071)	8,509	2,266	15,732

Other expense, net	(20)	(119)	(524)	(361)

Income (loss) from continuing operations before income taxes	(3,091)	8,390	1,742	15,371

Income tax (benefit) expense	(937)	2,624	758	5,893

Income (loss) from continuing operations	(2,154)	5,766	984	9,478

Discontinued operations, net of income tax	(9)	(2,337)	(61)	(2,030)

Net income (loss)	$(2,163)	$3,429	$923	$7,448

Basic income (loss) per share of common stock:
Continuing operations	$(0.25)	$0.68	$0.12	$1.11
Discontinued operations	—	(0.28)	(0.01)	(0.24)

Net income (loss) per share	$(0.25)	$0.40	$0.11	$0.87

Diluted income (loss) per share of common stock:
Continuing operations	$(0.25)	$0.68	$0.11	$1.11
Discontinued operations	—	(0.28)	—	(0.24)

Net income (loss) per share	$(0.25)	$0.40	$0.11	$0.87
Basic weighted average shares outstanding	8,566	8,522	8,549	8,522
Dilutive effect of stock based compensation	—	12	62	6

Diluted weighted average shares outstanding	8,566	8,534	8,611	8,528

Cash dividends declared per share of common stock	$0.12	$0.08	$0.36	$0.20

LAWSON PRODUCTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	September 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,260	$40,566
Accounts receivable, less allowance for doubtful accounts	39,813	33,398
Inventories	44,320	47,167
Miscellaneous receivables and prepaid expenses	6,949	8,905
Deferred income taxes	4,340	4,251
Discontinued operations	591	619

Total current assets	115,273	134,906

Property, plant and equipment, net	49,308	44,442
Cash value of life insurance	15,601	15,660
Deferred income taxes	10,075	11,492
Goodwill	27,966	28,307
Other assets	733	1,577

Total assets	$218,956	$236,384

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,396	$18,195
Accrued expenses and other liabilities	30,014	35,348
Discontinued operations	460	2,008
Total current liabilities	43,870	55,551

Security bonus plans	24,092	25,602
Deferred compensation	9,414	10,792
Other liabilities	1,289	1,574

	34,795	37,968

Total Stockholders’ Equity	140,291	142,865

Total liabilities and stockholders’ equity	$218,956	$236,384

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and nine months ended September 30, 2011 and 2010. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME
(Amounts in thousands)
	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Operating income (loss), as reported per GAAP	$(3,071)	$8,509	$2,266	$15,732
Legal settlement (1)	—	(3,500)	—	(4,050)
Gain on sale of assets (2)	—	—	—	(1,701)

Adjusted non-GAAP operating income (loss)	$(3,071)	$5,009	$2,266	$9,981

(1)	The $3.5 million and $4.1 million benefits recorded in the three and nine months ended September 30, 2010, respectively, are proceeds received from legal remedies related to the actions of several former sales agents and Share Corporation.

(2)	The $1.7 million gain on disposal of assets recorded in the nine months ended September 30, 2010 relates to the sale of the Dallas, Texas distribution center.

Contact: Lawson Products, Inc.
Ronald J. Knutson
SVP, Chief Financial Officer
847-827-9666, ext. 2665